Exhibit 99.1

PARSONS

FOURTH QUARTER and FULL YEAR 2023

Earnings Press Release

Parsons* Third quarter 2022 earnings press release

Parsons Reports Record Results Since IPO for the Fourth Quarter and Fiscal Year 2023

Record Fourth Quarter Financial Highlights

▪
Revenue of $1.5 billion increases 35% year-over-year
▪
Organic revenue growth of 34% including at least 20% organic growth in both segments for the third consecutive quarter
▪
Net income of $45 million increases 60%
▪
Adjusted EBITDA of $128 million increases 30% year-over-year
▪
Cash flow from operations of $190 million
▪
Contract awards increase 13% year-over-year to $1.2 billion

Record Fiscal Year 2023 Highlights

▪
Revenue of $5.4 billion, representing total growth of 30% and organic growth of 23%
▪
Net income of $161 million increases 67%
▪
Adjusted EBITDA of $465 million increases 32% year-over-year
▪
Cash flow from operations increases 72% to $408 million
▪
Contract awards of $6.0 billion increases 40%; trailing 12-month book-to-bill ratio of 1.1x
▪
Won 15 contracts each worth $100 million or more
▪
Establishing fiscal year 2024 guidance and increasing long-term Investor Day Targets

Chantilly, VA – February 14, 2024, Parsons Corporation (NYSE: PSN) today announced financial results for the fourth quarter and fiscal year ended December 31, 2023.

CEO Commentary

“We had an outstanding fourth quarter and full year with record fourth quarter and annual results for total revenue, organic revenue growth, adjusted EBITDA, operating cash flow, and contract awards. We also leveraged our robust balance sheet to continue to execute on our strategic M&A program.” said Carey Smith, chair, president, and chief executive officer. We are operating in six growing and well-funded markets with a team that is executing at a high level, and I believe we are making the right organic and inorganic investments to continue to drive growth and margin expansion into our business. As a result of our strong performance and confidence in our current outlook, we are increasing the long-term guidance we provided at our March 2023 Investor Day.”

Fourth Quarter 2023 Results

Year-over-Year Comparisons (Q4 2023 vs. Q4 2022)

Total revenue for the fourth quarter of 2023 increased by $391 million, or 35%, to $1.5 billion. This increase was driven by organic growth of 34% and $20 million from acquisitions. Operating income increased 45% to $77 million primarily due to organic growth including the ramp-up of recent contract wins and growth on existing contracts. Net income

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increased 60% to $45 million. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.39 in the fourth quarter of 2023, compared to $0.25 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the fourth quarter of 2023 was $128 million, a 30% increase over the prior year period. The adjusted EBITDA increase was driven primarily by accretive organic growth on recent contract wins, as well as growth on existing contracts. Adjusted EBITDA margin was 8.6% in the fourth quarter of 2023, compared to 8.9% in the fourth quarter of 2022. The year-over-year margin decrease was primarily driven by a net $20 million headwind from adjustments on two separate programs. Adjusted EPS was $0.69 in the fourth quarter of 2023, compared to $0.51 in the fourth quarter of 2022.

Fiscal Year 2023 Results

Fiscal Year Comparison (fiscal year 2023 vs. fiscal year 2022)

Total revenue for the the year ended December 31, 2023 increased by $1.2 billion, or 30%, to $5.4 billion. This increase was primarily driven by organic growth of 23% driven by the ramp-up of recent contract wins and growth on existing contracts. Acquisitions contributed approximately $274 million of revenue in fiscal year 2023. Operating income increased 55% to $288 million million primarily due accretive acquisitions, and increased volume on new and existing contracts, while continuing to closely monitor and manage costs. Net income increased to $161 million. Diluted earnings per share (EPS) attributable to Parsons was $1.42, compared to $0.87 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the the year ended December 31, 2023 was $465 million, a 32% increase over the prior year period. Adjusted EBITDA margin was 8.5% for the the year ended December 31, 2023, compared to 8.4% in the prior year period. Adjusted diluted EPS was $2.43 for the the year ended December 31, 2023, compared to $1.81 for the year ended December 31, 2022. The year-over-year adjusted EBITDA and adjusted EPS increases were driven primarily by the operating income increases noted above, as well as a lower effective tax rate for adjusted EPS.

Segment Results

Federal Solutions Segment

Federal Solutions Quarter-over-Quarter Comparisons (Q4 2023 vs. Q4 2022)

	Three Months Ended		Growth
	December 31, 2023	December 31, 2022	Dollars/ Percent	Percent
Revenue	$843,244	$563,386	$279,858	50%
Adjusted EBITDA	$82,485	$47,805	$34,680	73%
Adjusted EBITDA margin	9.8%	8.5%	1.3%	15%

Fourth quarter 2023 Federal Solutions revenue increased by $280 million, or 50%, to $843 million. This increase was driven by organic growth of 47% and the contribution from our SealingTech acquisition, which closed in August of 2023. Organic growth was driven primarily by the ramp-up of recent contract wins and growth on existing contracts.

Federal Solutions adjusted EBITDA including noncontrolling interests increased by $35 million, or 73%, to $82 million. Adjusted EBITDA margin increased 130 basis points to 9.8%. These increases were driven primarily by increased volume on new and existing contracts, while controlling costs.

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Federal Solutions Fiscal Year Comparison (fiscal year 2023 vs. fiscal year 2022)

	The Year Ended		Growth
	December 31, 2023	December 31, 2022	Dollars/ Percent	Percent
Revenue	$3,020,701	$2,212,987	$807,714	36%
Adjusted EBITDA	$289,571	$199,365	$90,206	45%
Adjusted EBITDA margin	9.6%	9.0%	0.6%	7%

Federal Solutions revenue for the year ended December 31, 2023 increased $808 million, or 36%, to $3.0 billion. This increase was driven by organic growth of 25% and approximately $264 million from acquisitions. Organic growth was driven by the ramp-up of recent contract wins and growth on existing contracts.

Federal Solutions adjusted EBITDA including noncontrolling interests for the year ended December 31, 2023 increased by $90 million, or 45%, to $290 million. Adjusted EBITDA margin increased 60 basis points from 9.0% to 9.6%. These increases were driven primarily by organic operating leverage, accretive acquisitions, and $20 million dollars of non-recurring incentive fees recognized in the second quarter of 2023.

Critical Infrastructure Segment

Critical Infrastructure Quarter-over-Quarter Comparisons (Q4 2023 vs. Q4 2022)

	Three Months Ended		Growth
	December 31, 2023	December 31, 2022	Dollars/ Percent	Percent
Revenue	$650,982	$539,726	$111,256	21%
Adjusted EBITDA	$45,658	$50,628	$(4,970)	-10%
Adjusted EBITDA margin	7.0%	9.4%	-2.4%	-26%

Fourth quarter 2023 Critical Infrastructure revenue increased by $111 million, or 21%, to $651 million. This increase was driven by organic growth of 20% and the inorganic revenue contribution from acquisitions. Organic growth was driven by higher volume in both the Middle East and North America.

Critical Infrastructure adjusted EBITDA including noncontrolling interests decreased by $5 million, or 10%, to $46 million from the fourth quarter of 2022. Adjusted EBITDA margin decreased to 240 basis points to 7.0%. The adjusted EBITDA decreases were driven by a net $20 million negative impact from adjustments on two separate programs, partially offset by profits from accretive organic growth on both new and existing contracts.

Critical Infrastructure Fiscal Year Comparison (fiscal year 2023 vs. fiscal year 2022)

	The Year Ended		Growth
	December 31, 2023	December 31, 2022	Dollars/ Percent	Percent
Revenue	$2,422,048	$1,982,285	$439,763	22%
Adjusted EBITDA	$175,102	$153,417	$21,685	14%
Adjusted EBITDA margin	7.2%	7.7%	-0.5%	-6%

Critical Infrastructure revenue for the year ended December 31, 2023 increased by $440 million or 22%, to $2.4 billion almost all of which was organic growth. Organic growth was driven by higher volume in both the Middle East and North America.

Critical Infrastructure adjusted EBITDA including noncontrolling interests for the year ended December 31, 2023 increased by $22 million, or 14%, to $175 million. Adjusted EBITDA margin decreased 50 basis points to 7.2%. The adjusted EBITDA increase was driven primarily by accretive organic growth and operating leverage. Margins were impacted by the net $20 million negative impact from the two programs noted above.

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Fourth Quarter 2023 Key Performance Indicators

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Book-to-bill ratio: 0.8x on net bookings of $1.2 billion.
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Book-to-bill ratio (trailing twelve-months): 1.1x on net bookings of $6.0 billion.
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Total backlog: $8.6 billion, up 5% from Q4 2022.
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Cash flow from operating activities: Fourth quarter 2023: $190 million compared to $89 million in the fourth quarter of 2022. For the twelve months ended December 31, 2023, cash flow from operating activities increased 72% to $408 million, compared to $238 million in the prior year period.

Significant Contract Wins

Parsons continues to win large strategic contracts in both the Federal Solutions and Critical Infrastructure segments. During the fourth quarter of 2023, the company won two single award contracts worth more than $100 million each, bringing the company’s total to 15 contract wins worth more than $100 million for the full year, a company record. After the fourth quarter of 2023 ended, the company won two additional $100 million contracts.

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Awarded a single-award classified contract for continued work in support of the U.S. Government, valued at over $250 million. This award represents a critical task that the corporation and its acquired companies have been performing for over a decade and has a base period of one year with four one-year option periods. The company booked $50 million on this contract in the fourth quarter.
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Awarded a new $150 million single-award contract to serve as lead designer on a major infrastructure replacement project in the northeast United States. The company plans to book the full value of the contract in Q1 2024.
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Awarded a new $80 million contract to provide remediation of lead contaminated soil for a U.S. customer. The company booked $73 million on this contract in the fourth quarter.
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Awarded prime positions on two multiple award indefinite-delivery, indefinite-quantity contracts. The first one is a U.S. Army Corps of Engineers Kansas City District contract with a value of $245 million. The contract for environmental remediation activities has a five-year basic ordering period and represents new work for the company. The contract consists of funding from the Infrastructure Investment and Jobs Act related to Environmental Protection Agency projects. The second one is a General Services Administration Public Building Service contract with an estimated value of $200 million for program management and construction management (PM/CM) services. The contract for PM/CM activities has a five-year ordering period and represents new work for the company.
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After the fourth quarter of 2023 ended, the company was selected by the United States Department of Labor Job Corps Acquisition Services to assist with planning, management, and oversight of the Job Corps Facilities Program. Parsons is the sole awardee on the over $115 million ceiling value contract, which includes a base performance period of one year and four one-year option periods. This award continues a contract that the company has held since 2013.
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After the fourth quarter of 2023 ended, the company was awarded a new $87 million contract to provide project management services for a major tourism and entertainment development in the Middle East.

Additional Corporate Highlights

Parsons continues its 80 year history of cultivating a responsible enterprise. During the quarter, Parsons received two different awards for being a top employer for diversity and military veterans. These awards complement other recognitions the company received during 2023 including being named as one of the World’s Most Ethical Companies

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by Ethisphere for the 14th consecutive year, one of the World’s best companies by Time Magazine, and one of the best employers for Diversity by Forbes. Parsons was also recognized by other institutions for its STEM and veteran employment practices and for the work it performs in destroying chemical weapons.

▪
During Q4 2023, the company announced and closed the acquisition of I.S. Engineers for $12.2 million. This acquisition transaction is consistent with the Parsons' strategy of completing accretive acquisitions of companies with revenue growth and adjusted EBITDA margins exceeding 10%, while adding critical infrastructure talent and bolstering the company’s portfolio in large and growing states. Texas is poised to receive nearly $30 billion in total transportation funding from the Infrastructure Investment and Jobs Act between 2022 and 2026.
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During the quarter, Parsons completed a comprehensive assessment, investigation, and treatment of per- and polyfluoroalkyl substances (PFAS) for a major Fortune 100 industrial client. Completing this project from investigation to treatment – without causing downtime for the facility – is a testament to the innovation, creativity, and expertise of Parsons' multidisciplinary PFAS team, and helps the company continue delivering a better world. The Parsons Water Treatability Lab in Syracuse, New York has been a leader of water treatment innovation for more than 30 years.
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Recognized with the highest achievable score of 100 by the Human Rights Campaign Foundation on their 2023 – 2024 Corporate Equality Index for active support and inclusion of the lesbian, gay, bisexual, transgender, queer (LGBTQ+) community. The company has been recognized as a leader in LGBTQ+ rights by the Human Rights Campaign since 2019.
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Recognized as a top Best for Vets company by Military Times. This sought-after distinction recognizes organizations for their programs and policies that support veterans’ post-military careers.

Fiscal Year 2024 Guidance

The table below summarizes the company's fiscal year 2024 guidance.

Fiscal Year 2024 Guidance
Revenue	$5.8 billion - $6.0 billion
Adjusted EBITDA including non-controlling interest	$505 million - $545 million
Cash Flow from Operating Activities	$350 million - $410 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and the impact of M&A, will preclude the company from providing, with reasonable certainty, net income guidance for fiscal year 2024.

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Increased Investor Day Growth Targets

The table below summarizes the company's increased March 15, 2023, Investor Day guidance.

	Current 2025 Trajectory	March 2023 Investor Day Guidance	Highlights
Organic Revenue Growth	Mid- single-digit organic growth or better	3% - 5%	Growth is off a revenue base that is $1.2 billion higher than the figures presented in March 2023
Total Revenue Growth	Mid- single-digit organic growth or better + M&A	4% - 6%	Growth is off a revenue base that is $1.2 billion higher than the figures presented in March 2023
Adjusted EBITDA Margin Expansion	Average 20 - 30 bps per year	Average 20 - 30 bps per year	Continual margin improvement opportunity. Adjusted EBITDA expansion also off a higher revenue base
Free Cash Flow Conversion	>100%	>100%	Robust free cash flow generation to fund future organic and inorganic investment opportunities
Capital deployment priorities: M&A and share repurchases to increase shareholder value

Conference Call Information

Parsons will host a conference call today, February 14, 2024, at 8:00 a.m. ET to discuss the financial results for its fourth quarter and fiscal year 2023.

Access to a webcast of the live conference call can be obtained through the Investor Relations section of the company's website (https://investors.parsons.com). Those parties interested in participating via telephone may register on the Investor Relations website or by clicking here.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and intelligence, space and missile defense, transportation, environmental remediation, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of

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COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2023, on Form 10-K, filed on February 14, 2024, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenue	$1,494,226	$1,103,112	$5,442,749	$4,195,272
Direct cost of contracts	1,127,022	860,455	4,236,735	3,248,550
Equity in (losses) earnings of unconsolidated joint ventures	(52,248)	6,110	(47,751)	16,347
Selling, general and administrative expenses	237,512	195,434	869,905	777,403
Operating income	77,444	53,333	288,358	185,666
Interest income	600	348	2,191	966
Interest expense	(9,128)	(8,399)	(31,497)	(23,185)
Other income (expense), net	3,335	3,079	5,001	2,775
Total other income (expense)	(5,193)	(4,972)	(24,305)	(19,444)
Income before income tax expense	72,251	48,361	264,053	166,222
Income tax expense	(14,194)	(12,014)	(56,138)	(39,657)
Net income including noncontrolling interests	58,057	36,347	207,915	126,565
Net income attributable to noncontrolling interests	(13,149)	(8,216)	(46,766)	(29,901)
Net income attributable to Parsons Corporation	$44,908	$28,131	$161,149	$96,664
Earnings per share:
Basic	$0.43	$0.27	$1.53	$0.93
Diluted	$0.39	$0.25	$1.42	$0.87

Weighted average number shares used to compute basic and diluted EPS

(In thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Basic weighted average number of shares outstanding	105,285	103,980	104,992	103,758
Stock-based awards	1,395	1,056	1,173	808
Convertible senior notes	8,917	8,917	8,917	8,917
Diluted weighted average number of shares outstanding	115,597	113,953	115,082	113,483

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(In thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income attributable to Parsons Corporation	$44,908	$28,131	161,149	96,664
Convertible senior notes if-converted method interest adjustment	626	548	2,291	2,176
Diluted net income attributable to Parsons Corporation	$45,534	$28,679	163,440	98,840

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(Unaudited)

	December 31, 2023	December 31, 2022

Assets
Current assets:
Cash and cash equivalents (including $128,761 and $53,193 Cash of consolidated joint ventures)	$272,943	$262,539
Accounts receivable, net (including $274,846 and $217,419 Accounts receivable of consolidated joint ventures, net)	915,638	717,345
Contract assets (including $11,096 and $11,313 Contract assets of consolidated joint ventures)	757,515	634,033
Prepaid expenses and other current assets (including $11,929 and $7,913 Prepaid expenses and other current assets of consolidated joint ventures)	191,430	105,866
Total current assets	2,137,526	1,719,783

Property and equipment, net (including $3,274 and $2,543 Property and equipment of consolidated joint ventures, net)	98,957	96,050
Right of use assets, operating leases (including $9,885 and $6,315 Right of use assets, operating leases of consolidated joint ventures)	159,211	155,090
Goodwill	1,792,665	1,661,850
Investments in and advances to unconsolidated joint ventures	128,204	107,425
Intangible assets, net	275,566	254,127
Deferred tax assets	140,162	137,709
Other noncurrent assets	71,770	66,108
Total assets	$4,804,061	$4,198,142

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $49,234 and $49,078 Accounts payable of consolidated joint ventures)	$242,821	$201,428
Accrued expenses and other current liabilities (including $145,040 and $102,417 Accrued expenses and other current liabilities of consolidated joint ventures)	801,423	630,193
Contract liabilities (including $61,234 and $40,654 Contract liabilities of consolidated joint ventures)	301,107	213,064
Short-term lease liabilities, operating leases (including $4,753 and $2,552 Short-term lease liabilities, operating leases of consolidated joint ventures)	58,556	59,144
Income taxes payable	6,977	4,290
Total current liabilities	1,410,884	1,108,119

Long-term employee incentives	22,924	17,375
Long-term debt	745,963	743,605
Long-term lease liabilities, operating leases (including $5,132 and $3,763 Long-term lease liabilities, operating leases of consolidated joint ventures)	117,505	111,417
Deferred tax liabilities	9,775	12,471
Other long-term liabilities	120,295	109,220
Total liabilities	2,427,346	2,102,207
Contingencies (Note 14)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,341,363 and 146,132,016 shares issued; 45,960,122 and 40,960,845 public shares outstanding; 59,879,857 and 63,742,151 ESOP shares outstanding	146,341	146,132
Treasury stock, 40,501,385 shares at cost	(827,311)	(844,936)
Additional paid-in capital	2,779,365	2,717,134
Retained earnings	203,724	43,089
Accumulated other comprehensive loss	(14,908)	(17,849)
Total Parsons Corporation shareholders' equity	2,287,211	2,043,570
Noncontrolling interests	89,504	52,365
Total shareholders' equity	2,376,715	2,095,935
Total liabilities and shareholders' equity	4,804,061	4,198,142

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Twelve Months Ended
	December 31, 2023	December 31, 2022
Cash flows from operating activities:
Net income including noncontrolling interests	$207,915	$126,565
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	119,973	120,501
Amortization of debt issue costs	2,842	3,029
Loss (gain) on disposal of property and equipment	206	(164)
Provision for doubtful accounts	32	57
Deferred taxes	(8,914)	(844)
Foreign currency transaction gains and losses	(330)	1,973
Equity in losses (earnings) of unconsolidated joint ventures	47,751	(16,347)
Return on investments in unconsolidated joint ventures	48,970	28,417
Stock-based compensation	34,365	23,008
Contributions of treasury stock	58,172	54,659
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	(176,181)	(117,318)
Contract assets	(119,898)	(32,032)
Prepaid expenses and other assets	(95,415)	(1,405)
Accounts payable	24,497	(717)
Accrued expenses and other current liabilities	163,440	3,879
Contract liabilities	84,439	41,306
Income taxes	2,886	(3,649)
Other long-term liabilities	12,949	6,608
Net cash provided by operating activities	407,699	237,526
Cash flows from investing activities:
Capital expenditures	(40,396)	(30,593)
Proceeds from sale of property and equipment	546	771
Payments for acquisitions, net of cash acquired	(221,937)	(379,467)
Investments in unconsolidated joint ventures	(119,582)	(17,622)
Return of investments in unconsolidated joint ventures	5,018	9,443
Proceeds from sales of investments in unconsolidated joint ventures	381	-
Net cash used in investing activities	(375,970)	(417,468)
Cash flows from financing activities:
Proceeds from borrowings	620,900	969,700
Proceeds from delayed draw term loan	-	350,000
Repayments of borrowings	(620,900)	(969,700)
Repayment of private placement debt	-	(200,000)
Payments for debt costs and credit agreement	-	(862)
Payments for acquired warrants	-	(11,243)
Contributions by noncontrolling interests	2,867	10,266
Distributions to noncontrolling interests	(12,496)	(24,128)
Repurchases of common stock	(11,000)	(22,000)
Taxes paid on vested stock	(7,301)	(7,042)
Proceeds from issuance of common stock	6,059	5,377
Net cash (used in) provided by financing activities	(21,871)	100,368
Effect of exchange rate changes	546	(1,770)
Net decrease in cash, cash equivalents, and restricted cash	10,404	(81,344)
Cash, cash equivalents and restricted cash:
Beginning of year	262,539	343,883
End of period	$272,943	$262,539

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Contract Awards

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Federal Solutions	$616,750	$386,082	$3,259,052	$1,921,123
Critical Infrastructure	631,710	721,616	2,737,728	2,353,598
Total Awards	$1,248,460	$1,107,698	$5,996,780	$4,274,721

Backlog

(in thousands)

	December 31, 2023	December 31, 2022
Federal Solutions:
Funded	$1,454,581	$1,257,537
Unfunded	3,490,781	3,586,791
Total Federal Solutions	4,945,362	4,844,328
Critical Infrastructure:
Funded	3,578,902	3,280,701
Unfunded	68,007	54,216
Total Critical Infrastructure	3,646,909	3,334,917
Total Backlog	$8,592,271	$8,179,245

Book-To-Bill Ratio1:

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Federal Solutions	0.7	0.7	1.1	0.9
Critical Infrastructure	1.0	1.3	1.1	1.2
Overall	0.8	1.0	1.1	1.0

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

1 Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income attributable to Parsons Corporation	$44,908	$28,131	$161,149	$96,664
Interest expense, net	8,528	8,051	29,306	22,219
Income tax provision (benefit)	14,194	12,014	56,138	39,657
Depreciation and amortization (a)	32,771	29,833	119,973	120,501
Net income attributable to noncontrolling interests	13,149	8,216	46,766	29,901
Equity-based compensation	11,059	8,540	36,151	24,354
Transaction-related costs (b)	2,985	1,784	12,013	16,270
Restructuring (c)	698	-	1,244	213
Other (d)	(149)	1,864	1,933	3,003
Adjusted EBITDA	$128,143	$98,433	$464,673	$352,782

(a)
Depreciation and amortization for the three and twelve months ended December 31, 2023, is $27.8 million and $101.2 million, respectively, in the Federal Solutions Segment and $4.9 million and $18.7 million, respectively, in the Critical Infrastructure Segment. Depreciation and amortization for the three and twelve months ended December 31, 2022, is $25.5 million and $102.9 million, respectively, in the Federal Solutions Segment and $4.3 million and $17.6 million, respectively, in the Critical Infrastructure Segment.
(b)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)
Reflects costs associated with and related to our corporate restructuring initiatives.
(d)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$82,423	$47,717	$289,250	$199,004
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	62	88	321	361
Federal Solutions Adjusted EBITDA including noncontrolling interests	$82,485	$47,805	$289,571	$199,365

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	32,304	42,365	127,785	123,385
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	13,354	8,263	47,317	30,032
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$45,658	$50,628	$175,102	$153,417

Total Adjusted EBITDA including noncontrolling interests	$128,143	$98,433	$464,673	$352,782

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income attributable to Parsons Corporation	$44,908	$28,131	$161,149	$96,664
Acquisition related intangible asset amortization	21,632	19,314	76,558	78,189
Equity-based compensation	11,059	8,540	36,151	24,354
Transaction-related costs (a)	2,985	1,784	12,013	16,270
Restructuring (b)	698	-	1,244	213
Other (c)	(149)	1,864	1,933	3,003
Tax effect on adjustments	(7,600)	(5,565)	(30,558)	(29,452)
Adjusted net income attributable to Parsons Corporation	73,533	54,068	258,490	189,241
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	105,285	103,980	104,992	103,758
Weighted-average number of diluted shares outstanding (d)	106,680	105,036	106,165	104,566
Adjusted net income attributable to Parsons Corporation per basic share	$0.70	$0.52	$2.46	$1.82
Adjusted net income attributable to Parsons Corporation per diluted share	$0.69	$0.51	$2.43	$1.81

(a)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)
Reflects costs associated with and related to our corporate restructuring initiatives.
(c)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)
Excludes dilutive effect of convertible senior notes due to bond hedge.

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PARSONS CORPORATION

Critical Infrastructure

Historical Quarterly Revenue by New Business Unit

(U.S. dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Infrastructure – North America	$390,604	$389,452	$373,153	$319,559
Infrastructure – Europe, Middle East and Africa	260,378	249,005	220,536	219,361
Critical Infrastructure	$650,982	$638,457	$593,689	$538,920

Effective October 1, 2023, the Company reorganized its Critical Infrastructure business units from Mobility Solutions and Connected Communities to Infrastructure – North America and Infrastructure – Europe, Middle East and Africa. The table above reflects the revenue by quarter as if the business unit change had been made on January 1, 2023.

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